UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 27, 2011

Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On July 27, 2011, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the second quarter of 2011. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01                      Regulation FD Disclosure

On July 28, 2011, the Company held a public conference call to discuss its financial results for the quarter ended June 30, 2011. The conference call was previously announced in the earnings release dated July 27, 2011. The following are the prepared remarks.

John M. Mendez –

Results for the second quarter were largely in line with our expectations and continue to outpace industry results.  GAAP earnings came in at 1.02% on assets for the quarter, with year-to-date ROA of 1.04%.  Net interest margin held up well during the quarter despite continued weak loan demand and high levels of liquidity.  We also saw the efficiency ratio come back in line at 59% for the quarter.  We did have a small spike in net charge-offs associated with one of our few remaining land loans.  Gary will address this in more detail later in the call.  Earnings for the quarter included $1.9 million in after-tax net securities gains as we continued several balance sheet measures which included a reduction in some municipal exposures and a general shortening of average lives with the addition of some short Agencies and Agency-guaranteed paper under the TLGP and SSGN programs.  It is also noteworthy that a large portion of the second quarter gains came from a sale and recovery on the last of our TRUPS CDO’s.  This resulted in an approximate $1 million gain and recovery.

The securities gains largely offset the land charge-off and a series of smaller losses on OREO as we continued to move special assets through the pipeline.  The securities gains represented about $0.11 per diluted share for the quarter, while the excess credit provision over first quarter and OREO losses for the quarter represented about $0.11 per diluted share.

In regard to the loan loss provision for the quarter, you will note that we covered net charge-offs for the quarter, as we have for the last several quarters.  This reflects our view that losses have leveled off, although they may be a bit lumpy over the next several quarters.

In other news for the second quarter, we completed several significant projects.  First was the closing of a $19 million capital raise through a private placement of our 6% non-cumulative, convertible preferred stock.  This issue was placed with a small group of retail investors and closed on May 20, 2011.  The offering was done very efficiently with net proceeds of $18.84 million and net offering expenses of about 55 basis points.  The convertible preferred represents an attractive cost of capital and contains conversion terms that will result in a mandatory conversion in five years, if not converted earlier by the holders.  The Company also retained a three-year redemption right which would redeem for cash, unless holders elect conversion upon redemption notice.

In regard to the capital raise I think it’s important to point out that the Company was quite well-capitalized ahead of the offering and did not require the capital raise for any reason other than our preparation for growth and expansion which we feel is eminent based on an increasing number of opportunities in the marketplace.  With our strategic plan for growth and our appetite for in-market strategic acquisitions, we felt it prudent and advantageous to raise a portion of the anticipated acquisition capital ahead of a transaction.  This advance capital should allow us to proceed with greater confidence and ultimately achieve a better result on the total capital requirement for future transactions.

While the 6% preferred will be dilutive to EPS for the short-term, we anticipate covering that dilution and leveraging this capital in transactions that will produce immediate EPS accretion.  I would also note that the issue of the convertible preferred was 2.4% accretive to our tangible book value per share based on the “as converted” treatment of the preferred shares in our book value computation.

Obviously the capital raise points to our strength, in terms of our ability to raise capital through this means and also signals our interest in M&A opportunities on both FDIC assisted and strategic transactions.

In the area of insurance activities, we completed the sale of two GreenPoint agency offices just after the close of the quarter.  The Raleigh and Charlotte, North Carolina, offices of Providence Insurance were sold for cash on July 15, 2011.  Initial proceeds of $1.5 million were received at closing and we have approximately $650 thousand in additional proceeds that should be paid over the next eight quarters based on continued business flow of one segment of that agency.

This sale is part of our re-alignment of the agency around our branch network.  We are attempting to better align the agency with branches to more efficiently provide insurance services in our primary banking markets.  It is our intention to continue to grow the insurance line of business but we intend to do that through better integration and organic growth associated with the branch network rather than acquired business.  We anticipate that additional agency acquisitions could materialize; however, those would likely be smaller agencies in and around our branch footprint with strong local producers and service personnel that can deliver insurance services to our local customer base.

The sale of this portion of agency results in a small gain on sale and the elimination of a fair amount of intangibles associated with the insurance line of business.  The positive impact to tangible book value should be approximately $0.09.

In connection with the sale of the two agency offices we also made several administrative changes in the agency leadership.  Our former agency president, who was instrumental in the sale process and planning for the re-alignment, will be moving into a limited consulting role and will continue to assist us in planning for the success of the agency.  Primary responsibility for agency administration will be assumed by Tom Grose, who has been in an agency manger role for some time and has been instrumental in the assimilation of the newest addition to the agency, Murphy Insurance.

With the departure of two senior agency executives and the consolidation of these duties, we expect to achieve pre-tax cost savings of over $350 thousand annually.  This move, along with other initiatives, should further our cost reduction measures which are already manifest in our improvement in the efficiency ratio to 59% for the second quarter.

I would also like to mention our second quarter conversion from a national bank to a state member bank.  This move was completed on June 29, 2011, and is the result of a great deal of planning and conversion activities throughout the second quarter.  This is a move which aligns our supervision with our home state and continues our supervision relationship with the Fifth District Federal Reserve Bank.

We are very pleased to complete this process and formalize our state bank status and look forward to many years of cooperation and success with Virginia Bureau of Financial Institutions and the Federal Reserve.

David D. Brown –

The Company reported net income for the fourth quarter of $5.60 million, or $0.31 per share.  We saw margin compress slightly with second quarter NIM of 3.83% compared to first quarter of 3.96%.  Not surprisingly, loan and security yields came in a bit this quarter.  Security yields were impacted by the gains we harvested from the portfolio through the first two quarters.  Funding costs moved down, as well.  The time deposit portfolio shrank by $27.5 million on average while the yield dropped another 18 basis points.  The cost on retail repurchase agreements, which consist mostly of customer cash management accounts, came in 10 basis points.  We also realized the benefit on prepayment of the $25 million FHLB advance.  While the yield on that debt did not change appreciably, total costs were down $96 thousand.

During the second quarter, we continued to suffer the effects of substantial liquidity on our balance sheet, with nearly $175 million in overnight funds through the quarter.  Over the course of the last four quarters, we were positioning our balance sheet to take advantage of a rising rate environment.  In June, our outlook changed and we began investing early in July.  Total investment purchases to-date approximate $70 million.  The new securities are mostly a mix of short mortgages, yield 2.12% on average, and have an average duration of just about 4.  We will continue to look for investment opportunities as we collect cash.  We grow less optimistic that higher interest rates are just a quarter away, and feel the low rate environment has settled in for a while.  We are very cognizant of the potential for a sharp and quick move in interest rates as a result of federal budget and debt ceiling concerns and are watching very intently for any opportunities.

We made a $3.08 million provision for loan losses during the second quarter.  In addition to the provision, we incurred roughly $1.76 million in real estate losses and expenses, bringing total credit costs for the quarter to $4.84 million.

Wealth revenues increased $36 thousand, or 4%, on a linked basis on strong trust revenues.  Linked-quarter, deposit account service charges grew over 10%, and are right on top of last year.  Other service charges and fees were up 4% on better on better interchange income.  Insurance revenues were down linked quarter because of the first quarter contingent commission payments, but up $172 thousand over last year as we better integrate the insurance agency office with branch overlap.  We realized net securities gains of $3.22 million during the quarter.  Approximately $1 million of the gain was attributable to a recovery on the last TruPS CDO we had.

In the area of non-interest expense, first quarter efficiency ratio improved to 59.0%.  Total salaries and benefits were down $444 thousand from the first quarter.  That decrease was across the board in all categories within salaries and benefits.  Total FTE’s at June 30 were 668, down 15 compared to 683 at March 31.  We had a significant decrease in FDIC insurance premiums accruals.  Part of that was due to a true-up to actual from the FDIC’s projected assessment and part was due to the change in assessment methodology.  Going forward, we are projecting FDIC premium assessment accruals to run in the neighborhood of $400 thousand a quarter.  Ex-REO expenses and losses, we were actually down $333 thousand from first quarter.

At the end of the period, total assets decreased by over $34 million which was largely a function of decreasing time deposits.  We allowed the CD portfolio to shrink $24 million between June 30 and March 31 and $27 million on average.  These rates have continued to drop with the market and we find less and less need for this funding in today’s market.

At June 30, tangible book value per share was $11.02, an increase of 54cents from March 31.  Consolidated total risk-based capital is expected to be approximately 17.6%.  The Company and the Bank continue to be very well-capitalized, with the Bank’s leverage ratio building to approximately 9.4%.

Gary R. Mills –

The total loan portfolio measured $1.374 billion at quarter-end, experiencing an approximate $1.7 million decline during the quarter and an approximate $12 million decline year-to-date.  The payoff of a $9.8 million land loan, within the farmland loan segment, had the most significant impact on the quarterly decline.  The payoff occurred early in the second quarter, and you may recall my mention of it during the 1st quarter earnings conference call.  Other portfolio segment balance changes I would mention are: the $4.5 million decline in the consumer construction segment, a majority of which migrated to the 1-4 residential real estate segment via permanent financing; the $4.3 million increase in the commercial construction segment; the $15.2 million increase in the residential real estate segment; the $2.9 million increase in multi-family; and the $12 million decline in commercial real estate.  While the loan portfolio declined $1.7 million during the quarter, I am still encouraged by the overall production performance versus the large, early quarter payoff.  As outlined in the portfolio segmentation discussion, the Company benefited from solid production in the 1-4 segment and draws on commercial construction loans.

Total delinquency at quarter-end measured 2.12% and represented improvement from the 1st quarter of 2.23% and year-end of 2.62%.  The June 30 total delinquency was comprised of loans 30-89 days past due of $7.1 million, or .52%, and non-accrual loans of $22 million, or 1.60%.  We were pleased with the meaningful improvement the Company experienced in the 30-89 past due category; which represented the 2nd consecutive quarterly decline of this measurement.  You will note that the non-accrual segment increased approximately $4.3 million during the quarter.  This was primarily the result of a $2.9 million loan relationship in the hospitality industry being placed in non-accrual status during the quarter.  This is the relationship I made mention of during our previous earnings call.  Discussions continue with this borrower and have resulted in the collection of some payment.  I remain cautiously optimistic about the prospects of a successful workout; but in the meantime the Company has performed an impairment analysis and believes the relationship is appropriately reserved for at quarter-end.  As outlined in the Company’s press release, FCB’s total delinquency continues to compare very favorably to peer.

Net charge-offs during the quarter totaled $3.08 million, representing an increase of $1.5 million over the 1st quarter.  The increase was substantially driven by a $1.15 million charge off associated with an A&D/land loan relationship.  The Company’s portfolio exposure to construction, A&D, and land loans remains low at approximately 6%; and in particular the Company has $4.7 million in A&D loans, inclusive of the aforementioned relationship.

The provision for the quarter was equivalent to net charge-offs of $3.08 million, resulting in the ALLL remaining unchanged from the prior quarter at $26.48 million.  The allowance, as a percentage of loans, measures 1.93% and provides a coverage ratio to non-performing loans, including restructured loans, of 1.16%.

Item 8.01                      Other Events.

On July 26, 2011, the Company’s Board of Directors declared dividends with respect to the 18,921 outstanding shares of the Company’s 6.00% Series A Noncumulative Preferred Stock. Cash dividends to preferred stockholders are payable on or about August 15, 2011, to shareholders of record on July 29, 2011.

On July 26, 2011, the Company’s Board of Directors declared its quarterly cash dividend to common stockholders of $0.10 per common share, payable on or about August 26, 2011, to shareholders of record on August 12, 2011.  The dividend was announced by press release on July 27, 2011, a copy of which is attached hereto as Exhibit 99.1.

The Company announced during its preannounced earnings conference call the recent sale of two of GreenPoint Insurance Group’s offices.  The Company received $1.5 million in proceeds at closing and is entitled to receive earn-out payments totaling $650 thousand over the next 22 months.  The earn-out payments are conditioned upon achievement of certain revenue targets.  GreenPoint Insurance Group is a wholly-owned insurance agency subsidiary of the Company.

Item 9.01                      Financial Statements and Exhibits.

(d)	The following exhibit is included with this report:

	Exhibit No.	Exhibit Description

	99.1	Earnings and dividend press release dated July 27, 2011

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibits hereto, may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	July 28, 2011	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer